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Exhibit 10.6

LICENSE AGREEMENT

        Agreement ("AGREEMENT"), effective as of November 22, 1996 ("Effective Date") by and between Biomira, Inc., a corporation incorporated pursuant to the Canadian Business Corporations Act, with its principal place of business at Edmonton Research Park, 2011 - 94 Street, Edmonton, Alberta, T6N 1H1, Canada, (hereinafter referred to as "Biomira") and the DANA-FARBER CANCER INSTITUTE, INC., a Massachusetts non-profit corporation, with its principal place of business at 44 Binney Street, Boston, Massachusetts, 02115 (hereinafter referred to as "DFCI").

WITNESSETH:

        WHEREAS, DFCI is the legal and beneficial owner of certain rights in technology as later defined herein, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government; and

        WHEREAS, DFCI desires to have such rights utilized to promote the public interest by granting a license hereunder;

        WHEREAS, Biomira has represented to DFCI that Biomira is experienced in the development of therapeutic products, based on technologies similar to the technology which is the subject of this AGREEMENT, and has the financial capacity and the strategic commitment to facilitate the transfer of such technology for the public interest; and

        WHEREAS, Biomira desires to obtain from DFCI and DFCI has agreed to grant to Biomira a license to said rights upon the terms and conditions hereinafter set forth;

        NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I—Definitions

1.1
"Patent Rights" shall mean US Patents [+] as set forth in Appendix A.

1.2
"Invention" shall mean the inventions claimed or described in Patent Rights.

1.3
"Peptide" shall mean any peptide, polypeptide or protein or glycosylated forms thereof, or any chemically modified or conjugated derivative thereof, which may be made by solid phase or solution phase synthesis techniques, by in vitro recombinant expression techniques, or through the use of gene expression systems.

1.4
"Licensed Product" shall mean any product which incorporates or consists of a Peptide that includes a portion of an amino acid sequence described in Patent Rights, wherein said Peptide is formulated with or without adjuvant for direct administration to a patient or for ex vivo exposure to cells obtained from a patient where such cells will be re-administered to the patient following such exposure. Such Peptide may, for example, be formulated in solution or conjugated to a carrier molecule, or incorporated into or in an inert delivery vehicle such as liposomes. Licensed Products do not include Invention(s) described in Patent Rights, or products based on or incorporating such Invention(s), which comprise nucleic acids prepared or otherwise formulated for gene therapy or administration as vaccines, in vivo or ex vivo.

1.5
"Field of Use" shall mean in vivo, ex vivo, or in vitro prophylactic or therapeutic uses of Licensed Product in the treatment or prevention of cancer in humans.

1.6
"Territory" shall mean the United States of America and its territories and possessions.

1.7
"Milestone Payments" shall mean one-time payments made or payable by Biomira to DFCI pursuant to Section 4.4 herein.

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1.8
"End User" shall mean any organization or individual that provides or administers a Licensed Product to a patient, including but not limited to hospitals, pharmacies and physicians.

1.9
"Net Sales Revenue" shall mean the gross revenue derived by Biomira, its Affiliates or its Sublicensee(s) from the sale, use or disposition of Licensed Products to End Users in the Territory, less the following items but only insofar as they actually pertain to the sale, use or disposition of such Licensed Products by Biomira, its Affiliates or its Sublicensee(s) and are included in such gross revenue:

(a)
transportation charges or allowances;

(b)
trade, quantity, cash or other discounts allowed;

(c)
credits or allowances made or given on account of rejects, returns or retroactive price reductions;

(d)
Any tax or governmental charge including without limitation sales and excise taxes;

        All as determined in accordance with Canadian generally accepted accounting principles applied on a consistent basis.

1.10
"Sublicensee" shall mean any corporation, partnership or business organization, other than an End User or an Affiliate, to whom Biomira transfers any rights or privileges granted hereunder to enable said party to make and/or sell Licensed Products.

1.11
"Affiliate" shall mean any corporation or other business entity which assumes the rights and obligations of Biomira hereunder and which is controlled by, controlling, or under common control with Biomira. For this purpose "control" means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the income or stock of such corporation or other business.

1.12
"ICRT" shall mean Imperial Cancer Research Technology, Ltd.

1.13
"ICRT Patent Rights" shall mean patent application U.S.S.N. 08/456,919.

ARTICLE II—Grant

2.1
DFCI hereby grants to Biomira, subject to all the terms and conditions of this AGREEMENT, including a nonexclusive license heretofore granted to the United States Government as described in section 2.2 herein, the exclusive right and license, with the right to sublicense as provided for in section 2.6 herein, to make, have made, use, lease and sell the Licensed Products in the Territory for the Field of Use for the term of this AGREEMENT unless this grant is sooner terminated according to the terms hereof.

2.2
Biomira hereby acknowledges that DFCI has heretofore granted the United States government a non-exclusive, non-transferable, irrevocable, paid-up license pursuant to 37 CFR 401 (Part 401 of Chapter IV of Title 37, Code of Federal Regulations), to practice Patent Rights, or have Patent Rights practiced, for or on behalf of the United States throughout the world.

2.3
Notwithstanding the provisions of Section 2.1., DFCI shall retain the right within the Field of Use, to make, use and practice the Invention for its own non-commercial research purposes, and to convey to other organizations at no charge other than shipping fees the Invention for use in non-commercial research. DFCI agrees that any such transfer by DFCI to another organization of materials embodying the Invention for use in non-commercial research shall be made under the terms of a written agreement, specifying, inter alia, that the materials shall be used solely by the named investigator and those conducting their research activities under his or her direct supervision, and will not be used for testing in human subjects. Upon becoming aware of any material breach of such written agreement by another organization, DFCI shall cooperate with

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Biomira and take reasonable measures to enforce the provisions of said agreement on said organization. This Section does not affect DFCI's rights to use and/or convey the Invention outside the licensed Field of Use.

2.4
To comply with United States Government regulations for the licensing of federally funded inventions, Biomira agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States. Notwithstanding the foregoing, in the event that Biomira provides compelling evidence to DFCI that such manufacture in the United States would impose an extraordinary and/or commercially unreasonable burden on Biomira, DFCI shall agree to seek a waiver from the United States Government with respect to the requirement that Licensed Products for lease or sale in the United States be manufactured substantially in the United States. Biomira hereby acknowledges that DFCI cannot guarantee that such a waiver can be obtained. Biomira shall bear all reasonable costs associated with the seeking of such a waiver by DFCI. If a waiver is sought, Biomira shall also provide DFCI with evidence required to seek such a waiver. Biomira shall bear primary responsibility for preparing the paperwork necessary to obtain such waiver.

2.5
Biomira agrees to comply with any and all applicable local, state, national, federal and/or international laws and regulations pertaining to the development, testing, manufacture, promotion and sale of Licensed Products.

2.6
(a)    Biomira shall have the right, subject to the terms of this Section, to enter into sublicensing agreements with any entity, whether or not an Affiliate, for the rights, privileges and licenses granted hereunder at royalty rates not less than those delineated in Section 4.5 hereof. DFCI shall be informed by written notice of the identity of any prospective Sublicensee and shall have the right to approve of said Sublicensee, which approval shall not be unreasonably withheld. If DFCI does not object in writing within thirty (30) days of said written notice, approval shall be presumed conclusively to have been given.

(b)
Biomira agrees that any sublicenses granted by it shall provide that the obligations to DFCI contained in Sections 2.1 through 2.5, 3.1, 5.1, 5.2, 10.1, 10.2, 13 and 14 of this AGREEMENT shall be binding upon the Sublicensee. Biomira further agrees to include in each sublicense agreement a provision requiring the Sublicensee to assume Biomira's obligations under Article VIII of this AGREEMENT in the event that the Sublicensee becomes a direct licensee of DFCI pursuant to Section 7.7 hereunder, and to attach to each sublicense agreement copies of those Sections of this AGREEMENT which DFCI, acting reasonably, deems should be so attached, including as a minimum those Sections expressly identified in this Section 2.6(b).

(c)
With respect to sublicenses granted under this Section, Biomira shall pay to DFCI [+] of all fees and lump sum payments, including but not limited to technology access fees and license issue fees, but excluding research support, received by Biomira. Said payments by Biomira to DFCI shall be in addition to Milestone Payments made pursuant to Section 4.4. Biomira's obligation to make payments under this section 2.6(c) shall cease if there is an Adverse Expedited Review Judgment (as hereinafter defined, in Section 4.3).

(d)
Biomira, on behalf of itself and/or its Affiliates and/or any other sublicensee(s), shall be responsible for making all payments to DFCI of royalties on Net Sales due to DFCI pursuant to Article IV.

(e)
Biomira agrees to forward promptly to DFCI a copy of any and all fully executed sublicense agreements, and further agrees to forward to DFCI annually a copy of such reports received by Biomira from its Sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

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  (f)
  Biomira hereby agrees that every sublicensing agreement to which it shall be a part and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the date upon which Biomira's exclusive rights, privileges and license hereunder shall terminate.

ARTICLE III—Due Diligence

3.1
Biomira agrees to use its reasonable efforts to bring one or more Licensed Products to the marketplace in a timely manner. Biomira shall use its reasonable efforts to achieve the following milestones by the dates indicated:

[+]

  The dates set forth above for the achievement of the specified milestones shall be adjusted appropriately at the reasonable request of Biomira, subject to the prior written consent of DFCI, which consent DFCI shall not unreasonably withhold.

3.2
Any disagreement between DFCI and Biomira concerning Biomira's compliance with its diligence obligations under Section 3.1 which cannot be resolved by good-faith negotiations between the parties shall be referred to arbitration pursuant to Article XII.

ARTICLE IV—Payments

4.1
In partial consideration for the license granted hereunder, Biomira agrees to pay DFCI within thirty (30) days of the Effective Date a license issuance royalty of [+] such issuance royalty being in part to offset DFCI's legal and administrative expenses arising from establishing a proprietary position in the Invention and facilitating the transfer of the Invention to the commercial marketplace.

4.2
Commencing on the second anniversary of the Effective Date, Biomira shall pay DFCI a license maintenance fee of [+] on each anniversary of the Effective Date. Biomira's obligation to pay such license maintenance fee shall cease on the date of first commercial sale of Licensed Products. The cumulative total of such fees paid prior to such date may be credited against royalties due pursuant to Section 4.5, provided that the amount credited in any one year shall not exceed [+] of the total royalties otherwise due in said year.

4.3
In partial consideration for the license granted hereunder, Biomira also agrees to make Milestone Payments and pay royalties to DFCI as set forth in Sections 4.4 and 4.5. In stipulating the amounts of such Milestone Payments and royalties, the parties recognize that a priority contest (an "Interference") could arise between Patent Rights and ICRT Patent Rights, and agree that in such event the amounts of such Milestone Payments and royalties should be determined in part by the process by which such Interference is resolved and by the outcome of such resolution. The parties agree that it may be desirable to try to resolve such Interference in an expeditious manner and that there are numerous means for accomplishing that goal. In order to encourage such expedition, the parties agree that in the event that an agreement is reached to use an expedited review process, and that after such process, a judgment is entered against all claims of the Patent Rights that cover the manufacture, use and/or sale of any Licensed Product (such a judgment under such circumstances hereinafter being referred to as an "Adverse Expedited Review Judgment", and any other outcome of an expedited review process being referred to as "Favorable Expedited Review Outcome"), that DFCI shall still be entitled to receive Milestone Payments and royalties, but in reduced amounts, as set forth in Sections 4.4 and 4.5.

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4.4
(a)    Biomira agrees to make the following one-time Milestone Payments to DFCI, on the dates indicated hereafter, in connection with the first occurrence of the milestone events specified hereafter with respect to, and only with respect to, whichever Licensed Product being developed by Biomira or a Sublicensee is the first to reach such milestones: [+] subject however to the provisions of Section 4.4 (b), (c), and (d).

(b)
If by the time Approval is granted an Interference has arisen, been resolved, and resulted in an Adverse Expedited Review Judgment, then the amount which Biomira shall pay to DFCI upon Approval shall be reduced to [+] said amount being hereinafter referred to as the "Minimum Approval Milestone Payment".

(c)
If at the time Approval is granted, proceedings are in progress to resolve an Interference, then the amount which Biomira shall pay to DFCI shall be the Minimum Approval Milestone Payment. If subsequent resolution of the Interference results in an Adverse Expedited Review Judgment, no further Milestone Payments shall be due from Biomira to DFCI. If said resolution results in a Favorable Expedited Review Outcome, then Biomira shall pay DFCI an additional [+] subject however to the provisions of Section 4.4 (d).

(d)
If the grant of Approval requires Biomira to make a milestone payment to any third party, including but not limited to ICRT and the total amount which would be due from Biomira to DFCI in connection with said Approval, after giving consideration to the provisions of Sections 4.4(c) and 4.4(d), is larger than the Minimum Approval Milestone Payment, then said total amount which Biomira shall pay to DFCI shall be reduced by [+] of the amount owed and actually paid to such third party, provided, however, that in no event shall the amount payable by Biomira to DFCI after such reduction be less than [+].

4.5
(a)    In partial consideration of the license to the Patent Rights granted hereunder by DFCI to Biomira, and subject to the provisions of Sections 4.5(b) and 4.5(c), Biomira shall pay to DFCI during the term of this AGREEMENT royalties amounting to [+] of Net Sales. Such obligation shall commence on the date of first commercial sale of a Licensed Product by Biomira, an Affiliate, or a Sublicensee.

(b)
With respect to Licensed Products upon which Biomira is required to pay royalties to a third party, including but not limited to ICRT, and subject to the provisions of Section 4.5(c), the royalties payable by Biomira to DFCI on Net Sales of such Licensed Products shall be reduced by [+] of the royalties owed and actually paid to such third party, provided, however, that in no event shall the royalties payable by Biomira to DFCI with respect to such Licensed Products be less than [+] of Net Sales of such Licensed Products.

(c)
In the event that an Interference arises and its resolution results in an Adverse Expedited Review Judgment, DFCI shall still be paid a royalty of [+] of Net Sales. This royalty shall be paid for the same length of time the royalty would be due and payable under the last to expire patent of the Patent Rights, as if judgment had not been entered against that patent. If under these circumstances Biomira is required to pay royalties to any third party other than ICRT in order to make, use or sell Licensed Products, the royalties payable by Biomira to DFCI on Net Sales of such Licensed Products shall be reducible by [+] of the royalties owed and actually paid to such third party, but in no event shall the

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  royalties payable by Biomira to DFCI be less than [+] of Net Sales of such Licensed Products after such off-set.

4.6
Payment of royalties specified in Section 4 5 shall be made by Biomira to DFCI within forty-five (45) days after March 31, June 30, September 30 and December 31 each year during the term of this AGREEMENT covering the quantity of Licensed Products sold by Biomira during the preceding calendar quarter. The last such payment shall be made within forty-five (45) days after termination of this AGREEMENT.

4.7
All payments to be made under this ARTICLE shall be paid in United States dollars in Boston, Massachusetts, or at such other place and in such other way reasonably acceptable to Biomira as DFCI may reasonably designate, without deduction of exchange, collection or other charges.

4.8
Only a single royalty shall be paid with respect to any Licensed Product under Section 4.5(a), 4.5(b) or 4.5(c), irrespective of the number of claims of Patent Rights utilized.

4.9
In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the due date as herein specified, calculated at the annual rate of the sum of [+] plus (b), the prime interest rate quoted by the Bank of Boston on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided that in no event shall said annual rate exceed the maximum legal interest rate in Massachusetts. The payment of such interest shall not foreclose DFCI from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE V—Reports and Records

5.1
Biomira shall keep true and complete books of account containing a record of all data necessary for the determination of the amounts payable under ARTICLE IV hereof. Said records shall be kept at Biomira's principal place of business or the principal place of business of the appropriate division of Biomira to which this AGREEMENT relates. Said records shall be available for inspection by a certified public accountant selected by DFCI and reasonably acceptable to Biomira during regular business hours for three (3) years following the end of the calendar year to which they pertain in order for DFCI to ascertain the correctness of any report and/or payment made under this AGREEMENT. The costs and expenses associated with such inspection shall be borne by DFCI unless such inspection indicates an underpayment by Biomira amounting to [+] or more of the royalties properly due to DFCI, in which case such cost and expenses shall be borne by Biomira. Only one such inspection may be conducted by DFCI in any one calendar year. The provisions of this Section 5.1 shall survive termination of this AGREEMENT.

5.2
Within forty-five (45) days after December 31 of each year in which this AGREEMENT is in effect, commencing with the year in which the first commercial sale of a Licensed Product made by Biomira, an Affiliate, or a Sublicensee, Biomira shall deliver to DFCI full, true and accurate report of its activities and those of its Affiliates and/or Sublicensee(s), if any, relating to this AGREEMENT during the preceding twelve-month period. These reports shall include at least the following:

(a)
Number of Licensed Products manufactured and sold;

(b)
Total billings for Licensed Products sold;

(c)
Deductions applicable to a determination of Net Sales; and

(d)
Total royalties due.

5.3
With each such report, Biomira shall pay to DFCI the royalties due and payable as provided for in Section 4.5. If no royalties are due, Biomira shall so report.

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ARTICLE VI—Patents, Patent Maintenance and Infringement

6.1
DFCI represents and warrants that it is the legal and beneficial owner of the Patent Rights and has all necessary rights with respect to the Patent Rights and otherwise to enter into and fulfill its obligations under this AGREEMENT including, without limitation, its Field of Use licensing obligations to Biomira as provided in this AGREEMENT, free and clear of the rights of others (except for certain rights granted to the US government, as set forth in Section 2.2), that no approvals or consents are required to perfect such license of rights which have not been obtained, and that all filings necessary to preserve the rights of DFCI in relation to the Patent Rights have been made and are in good standing, except that as of the Effective Date, DFCI is in the process of obtaining a Certificate of Correction for each patent within Patent Rights, amending the text thereof to include a statement that the US government has certain rights to the invention claimed therein by virtue of the use of its funds in making the invention.

6.2
DFCI shall maintain Patent Rights in the United States during the term of this AGREEMENT. The maintenance of all patents shall be the primary responsibility of DFCI, provided, however, that Biomira shall have reasonable opportunity to advise DFCI on such matters.

6.3
Subject to provisions as hereinafter set forth in this Section 6.3, Biomira shall be responsible for payment of [+] of all fees and costs relating to the maintenance of patents within Patent Rights. Such percentage reflects the existence of another licensee for Patent Rights in a field of use outside the Field of Use licensed to Biomira hereunder. In the event that DFCI subsequently licenses either or both of the patents within Patent Rights to additional third parties for additional field(s) of use, DFCI shall further reduce the percentage of such fees and costs to be paid by Biomira, such that Biomira shall be responsible only for its proportionate share of said fees and costs. Payments made by Biomira pursuant to this Section 6.3 may be credited in full against royalties due from Biomira to DFCI in accordance with Section 4.5, provided that, taking into account any other credits to which Biomira may be entitled pursuant to the terms of this AGREEMENT, the amount credited in any one year shall not exceed [+] of the total royalties otherwise due in said year.

6.4
(a)    If at any time during the term of this AGREEMENT, Biomira furnishes to DFCI written evidence of an infringement in the Field of Use of a patent included in the Patent Rights covering the Invention, where such infringement results in sales by the alleged infringing party(ies) within a [+] period having a gross dollar value amounting to [+] of the gross dollar value of Biomira's sales of Licensed Product(s) during the corresponding period, or to [+] whichever is the greater, and DFCI shall within [+] after receipt of such evidence from Biomira fail to cause such infringement to terminate, then payment of [+] of the royalties and minimum amounts which are due under ARTICLE IV hereof shall be waived thereafter for so long as such infringement continues. In the event that DFCI is subsequently successful in causing such infringement to terminate, then Biomira shall reimburse DFCI for any royalties and minimum amounts waived under this Section 6.4(a) which are not recovered by DFCI from the infringing third party, and shall also pay interest on such unrecovered waived royalties and minimum amounts, such interest to be compounded on a quarterly basis using the prime interest rate quoted by the Bank of Boston on the last day of each quarter in which such royalties and minimum amounts are waived.

(b)
If after said three (3) months, DFCI fails to cause such infringement to terminate or to bring a suit or action to compel termination, Biomira shall have the right, but not the obligation, to bring such suit or action to compel termination and shall have the right for such purpose to join DFCI as a party plaintiff at Biomira's expense. DFCI independently shall have the right to join any such suit or action brought by Biomira and, in such event, shall pay one-half of the cost of such suit or action from the date of joining. No settlement, consent judgment or other

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  voluntary final disposition of the suit may be entered into without the consent of DFCI, which consent shall not unreasonably be withheld. Any damages recovered by such suit or action shall be first used to reimburse each party hereto for the cost of such suit or action (including attorneys' fees) actually paid by each party hereto as the case may be, then to reimburse DFCI for any royalties and minimum royalties waived under this Section 6.4 and the residue, if any, shall be divided equally between the parties hereto.

6.5
In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought by a third party, DFCI, at its sole option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

6.6
In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this AGREEMENT, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

ARTICLE VII—Term and Termination

7.1
Unless earlier terminated as hereinafter provided, this AGREEMENT shall remain in full force and effect for the life of the last to expire patent issued under the Patent Rights.

7.2
If Biomira shall cease to carry on its business with respect to Licensed Products for a period of three (3) months for reasons that are not beyond its control, this AGREEMENT shall terminate upon notice by DFCI.

7.3
Should Biomira fail to pay DFCI such royalties as are due and payable hereunder, DFCI shall have the right to terminate this AGREEMENT on forty-five (45) days written notice, unless Biomira shall pay DFCI within the forty-five day (45) notice period all such royalties and interest that are due and payable. Upon the expiration of the forty-five (45) day period, if Biomira shall not have paid all such royalties and interest due and payable, DFCI, at its sole option, may immediately terminate this AGREEMENT and all rights, privileges and license hereunder granted.

7.4
Biomira shall have the right to terminate this AGREEMENT at any time upon six (6) months' written notice to DFCI, and upon payment of all amounts due DFCI through the effective date of termination.

7.5
Upon any material breach or default of this AGREEMENT by either party, other than a breach by Biomira of the type delineated in Sections 7.2 and 7.3 which shall always take precedence in that order over any material breach or default referred to in this Section 7.5, the non-breaching party shall have the right to terminate this AGREEMENT and its attendant license, rights, privileges and obligations upon ninety (90) days written notice to the breaching party. Such termination shall become effective immediately at the conclusion of such notice period unless the breaching party shall have cured any such breach or default prior to the expiration of the ninety (90) day period, provided however that such notice period shall be suspended for so long as the breaching party can demonstrate that it is taking all reasonable steps to remedy such breach or default.

  For purposes of this AGREEMENT, an unintentional or minor failure by either party to comply with any law, regulation or other obligation, including but not limited to those referred to generically in Section 2.5, shall not be considered a material breach of this AGREEMENT if such failure is unlikely to have a material adverse effect on the development, testing, manufacture, promotion and/or sale of Licensed Products, provided that upon learning of its non-compliance with such law, regulation or obligation, the non-complying party initiates reasonable efforts to

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  bring its activities into compliance within the ninety-day period specified in this Section 7.5 or within any mutually agreed extension thereof.

7.6
Upon termination of this AGREEMENT for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Biomira and any Affliate(s) and/or Sublicensee(s) may, for a period of six months or such longer period as may be required after the effective date of such termination, sell all Licensed Products which are in inventory at the time of termination, and complete and sell Licensed Products which Biomira can clearly demonstrate were in the process of manufacture at the time of such termination, provided that Biomira shall pay to DFCI the royalties thereon as required by ARTICLE IV of this AGREEMENT and shall submit the reports required by ARTICLE V hereof on the sales of licensed Products, and further provided that Biomira is not in default with respect to its insurance obligations as set forth in Article VIII.

7.7
Upon termination of this AGREEMENT for any reason, any sublicense not then in default shall continue in full force and effect except that DFCI shall be substituted in the place of Biomira.

ARTICLE VIII—Indemnification and Insurance

8.1
Biomira shall indemnify, defend and hold harmless DFCI, Dana-Farber, Inc., and their trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments (a) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by Biomira or by a licensee, affiliate or agent of Biomira, of any product, process or service relating to, or developed pursuant to this AGREEMENT or (b) arising out of any other activities to be carried out pursuant to this AGREEMENT.

8.2
Biomira's indemnification obligations under Section 8.1 shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, intentional wrongdoing or intentional misconduct of the Indemnitees.

8.3
Subject to the provisions of Section 8.4, Biomira agrees, at its own expense, to provide attorneys reasonably acceptable to DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

8.4
(a)    In the event any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which Biomira is obligated to indemnify it (them) or hold it (them) harmless. DFCI or the other Indemnitees shall promptly notify Biomira in writing of such event. Biomira shall assume the defense of, and/or may settle, that part of any such claim or action commenced or made against DFCI (or other Indemnitees) which relates to Biomira's indemnification, provided however that Biomira shall use counsel acceptable to DFCI (or other Indemnitees, if applicable), acting reasonably, and that no settlement involving DFCI or any of the Indemnitees shall be made without its (their) consent, which shall not be unreasonably withheld. Biomira shall not be liable to DFCI or other Indemnitees on account of any settlement of any such claim or litigation effected without Biomira's written consent. The right of Biomira to assume the defense of, or to settle, any claim or action shall be limited to that part of the claim or action commenced against DFCI and/or Indemnitees which relates to Biomira's obligation of indemnification and holding harmless.

(b)
DFCI and, if appropriate, Dace's counsel and/or other Indemnitees and/or other Indemnitees' counsel shall cooperate with Biomira and its counsel in the course of the defense of any claim

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  or action subject to Biomira's indemnification obligations hereunder, such cooperation to include using reasonable efforts to provide or make available to Biomira and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. If DFCI and/or other Indemnitees retain(s) additional counsel to act on its (their) behalf, all fees and disbursements of such additional counsel shall be borne by DFCI and/or other Indemnitees.

  (c)
  Biomira shall also have the right, at its expense, to initiate negotiations, claims, disputes or actions in its own name or in the name of DFCI and/or other Indemnitees for the purpose of mitigating any potential losses, claims, debts or liabilities for which Biomira may be liable under Section 8.1, but no such claims, disputes or actions involving DFCI or any of the Indemnitees shall be settled or otherwise disposed of without its (their) consent, which shall not be unreasonably withheld.

8.5
At such time as any product, process or service relating to, or developed pursuant to, this AGREEMENT is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Biomira or by a licensee, affiliate or agent of Biomira, Biomira shall, at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (a) product liability coverage and (b) contractual liability coverage for Biomira's indemnification under Sections 8.1 through 8.3 of this AGREEMENT. If Biomira elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to DFCI and to DFCI's associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions shall not be construed to create a limit of Biomira's liability with respect to its indemnification obligation under Sections 8.1 through 83 of this AGREEMENT.

8.6
Biomira shall provide DFCI with written evidence of such insurance upon request of DFCI. Biomira shall provide DFCI with written notice at least forty-five (45) days prior to the cancellation, non-renewal or material change in such insurance. If Biomira does not obtain replacement insurance providing comparable coverage within such forty-five (45)-day period, DFCI shall have the right to terminate this AGREEMENT effective at the end of such forty-five (45)-day period without any notice or additional waiting periods.

8.7
Biomira shall maintain such comprehensive general liability insurance beyond the expiration or termination of this AGREEMENT during (a) the period that any product, process, or service, relating to, or developed pursuant to, this AGREEMENT is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Biomira or by a Sublicensee, Affiliate or agent of Biomira and (b) a period of not less than five (5) years after the period referred to in 8.6(a) above.

8.8
This ARTICLE VIII shall survive expiration or termination of this AGREEMENT.

ARTICLE IX—Confidentiality

9.1
The parties recognize that it may be necessary from time to time for one party to disclose to the other information which the disclosing party considers to be proprietary and confidential ("Confidential Information"), such as, but not limited to, data concerning sales of Licensed Products reported by Biomira to DFCI pursuant to Section 5.2. Each party agrees to maintain the confidentiality of Confidential Information it receives from the other party for a period of five (5) years from the date of such receipt. Information shall only be considered Confidential Information if it is disclosed in writing, marked

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"Confidential", or if disclosed orally is identified as confidential at the time of disclosure and is subsequently confirmed in writing, marked "Confidential", within thirty (30) days of such disclosure, or is clearly of a confidential nature. The receiving party's obligations of confidentiality shall not apply to information which:

(i)
Is known to the receiving party at the time of disclosure, as evidenced by competent proof;

(ii)
Is in the public domain at the time of disclosure, or enters such domain after the time of disclosure, other than by breach of its obligations of confidentiality hereunder by the receiving party;

(iii)
Is disclosed to the receiving party by a third party, not in breach of any obligations of confidentiality to the disclosing party;

(iv)
Is developed independently by the receiving party without use of information from the disclosing party;

(v)
Is required to be disclosed by law or by a court of competent jurisdiction; provided, however, that in such case the parties shall consult and cooperate in order to minimize the extent of any such disclosure.

ARTICLE X—Disclaimer of Warranties

10.1
EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6.1, DFCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO BIOMIRA HEREUNDER AND HEREBY DISCLAIMS THE SAME.

10.2
EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6.1., DFCI DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY LICENSEE, AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS. IF BIOLOGICAL MATERIALS ARE LICENSED HEREUNDER, DFCI MAKES NO REPRESENTATION THAT SUCH MATERIALS OR THE METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.

ARTICLE XI—Notices

11.1
Any communication required or authorized to be given hereunder by one party to the other shall be deemed sufficiently given if sent to the party in question by certified mail, return receipt requested, or by a recognized delivery service which provides evidence of delivery, or by facsimile

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confirmed by either such method, and addressed to the respective addressee set forth below, or such other addressee as shall be designated by written notice hereunder.

DFCI:	Bernard W. Janicki, PhD. Director for Research Dana-Farber Cancer Institute 44 Binney Street Boston, MA 02115 USA Fax number: (617) 632 4452

Biomira:	President Biomira, Inc. Edmonton Research Park 2011 - 94 Street Edmonton, Alberta T6N 1H1 Canada Fax number: (403) 450 4772

  Notice shall be effective upon delivery in accordance with the terms of this Section.

ARTICLE XII—Arbitration

12.1
Any controversy or claim arising out of, or relating to, any provisions of this AGREEMENT or the breach thereof which has not been resolved after a minimum of three months' good faith negotiations between the parties, or which cannot be resolved by some form of Alternate Dispute Resolution other than arbitration, shall be resolved by final and binding arbitration in Chicago, Illinois, under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining.

  The arbitration shall be subject to the following terms:

  (a)
  The number of arbitrators shall be one (1).

  (b)
  The arbitrator shall be an independent, impartial third party having no direct or indirect personal or financial relationship to any of the parties to the dispute, who has agreed to accept the appointment as arbitrator on the terms set out in this Section 12.1.

  (c)
  The arbitrator shall be an active or retired attorney, law professor, or judicial officer with at least five (5) years experience in general commercial matters and a familiarity with the laws governing proprietary rights in intellectual property.

  (d)
  The arbitrator shall be selected as follows:

  (i)
  Each party shall submit a description of the matter to be arbitrated to the American Arbitration Association at its Regional Office in Chicago, Illinois. Said Association shall submit to the parties a list of the arbitrators available to arbitrate any dispute between them. Thereafter, each party shall select, in numerical order, those persons on said list acceptable as arbitrators and return the same to the Association. The first arbitrator acceptable to both parties shall be deemed the selected arbitrator with respect to the dispute then at issue under this AGREEMENT. In the event of a failure to select a mutually agreeable arbitrator, the Association shall be requested to submit as many subsequent lists of arbitrators as shall be necessary to effect a mutual selection.

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    (ii)
    If the method of selection set out in paragraph (d)(i) fails for any reason, then either party may petition any state or federal court in Illinois having jurisdiction for appointment of the arbitrator in accordance with applicable law, provided that the arbitrator must satisfy the requirements of b) and c) above.

  (e)
  The arbitrator shall announce the award in writing accompanied by written findings explaining the facts determined in support of the award, and any relevant conclusions of law.

  (f)
  Unless otherwise provided in this Section 12.1 or extended by agreement of the parties, each party shall submit an initial request for designation of an arbitrator within thirty (30) days after any request for arbitration, the dispute shall be submitted to the arbitrator within ninety (90) days after the arbitrator is selected, and a decision shall be rendered within thirty (30) days after the dispute is submitted.

  (g)
  The fees of the arbitrator and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrator.

  (h)
  The arbitrator shall have no power to add to, subtract from, or modify any of the terms or conditions of this AGREEMENT. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of Illinois or in the United States District Court for the District of Illinois, to whose jurisdiction for such purposes DFCI and Biomira each hereby irrevocably consents and submits.

12.2
Notwithstanding the foregoing, nothing in this ARTICLE shall be construed to waive any rights or timely performance of any obligations existing under this AGREEMENT which are not the subject of arbitration proceedings.

ARTICLE XIII—Restrictions on Use of Names

13.
Except as required by law or by any applicable regulatory agency, securities exchange or similar body, neither party shall use the name of the other, its related entities and its employees, or any adaptations thereof, in any advertising, promotional or sales literature, without the prior written consent of the other in each case; provided however, that Biomira (a) may refer to publications by employees of DFCI in the scientific literature or (b) may state that a license from DFCI has been granted as herein provided.

ARTICLE XIV—Patent Markings

14.
Biomira agrees to mark Licensed Products sold in the United States with all applicable United States patent numbers.

ARTICLE XV—Independent Contractor

15.
For the purpose of this AGREEMENT and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

ARTICLE XVI—Severability

16.
If any one or more of the provisions of this AGREEMENT shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this AGREEMENT shall not in any way be affected or impaired thereby.

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ARTICLE XVII—Non-assignability

17.
Except to the extent permitted by Biomira's sublicensing rights under this AGREEMENT, neither this AGREEMENT nor any part hereof shall be assignable by either party without the express written consent of the other. Any attempted assignment without such consent shall be void.

ARTICLE XVIII—Entire AGREEMENT

18.
This instrument contains the entire AGREEMENT between the parties hereto. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto either before or after the execution of this AGREEMENT shall affect or modify any of the terms or obligations herein contained.

ARTICLE XIX—Modifications in Writing

19.
No change, modification, extension, termination or waiver of this AGREEMENT, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each party.

ARTICLE XX—Governing Law

20.
The validity and interpretation of this AGREEMENT and the legal relations of the parties to it shall be governed by the laws of the State of Illinois.

ARTICLE XXI—Captions

21.
The captions are provided for convenience and are not to be used in construing this AGREEMENT.

ARTICLE XXII—Force Majeure

22.
Neither party shall be deemed to be in breach of this AGREEMENT by reason of any failure to perform any obligation hereunder due to circumstances beyond its control, such as labor disputes, civil unrest, riots, war, storms, floods and other acts of God or nature.

        IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed in quadruplicate by their duly authorized representatives as of the date first above written.

DANA-FARBER CANCER INSTITUTE, INC. (DFCI)		BIOMIRA INC.

By:	/s/ Bernard W. Janicki, Ph.D. Bernard W. Janicki Ph.D.	By:	/s/ Edward A. Taylor Edward A. Taylor
Title:	Director for Research	Title:	Vice-President, Finance and Administration

		By:	/s/ Robert D. Aubrey Robert D. Aubrey
		Title:	Vice President, Marketing and Sales

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Appendix A: Patents Included in Patent Rights

        [+]

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